Exhibit 4.26

SERIES ANGEL PREFERRED SHARE PURCHASE AGREEMENT

This Series Angel Preferred Share Purchase Agreement (the “Agreement”) is made and entered into as the date of September 30, 2019, by and among:

1.   Golden Pacer, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”); and

2.   58.COM INC., a company incorporated and existing under the laws of Cayman Islands (“58.Com” or the “Investor”).

Each of the parties above is referred to herein individually as a “Party”, and collectively as the “Parties”.

WHEREAS, the Investor, the subsidiary of the Company Tianjin 58 Financial Service Co., Ltd. (天津五八金服有限公司)  and certain other parties have entered into certain “Framework Agreement on Business Cooperation and Equity Arrangement (业务合作和权益安排之框架协议)”  dated as of September 2017 (as supplemented by a supplementary agreement entered into by the Investor, the Company and certain other parties dated as of September 12, 2019) (the “Spin-off Framework Agreement”). According to the Spin-off Framework Agreement, the Investor shall be entitled to exercise the “Share Conversion Rights (转股权)” (the “Exercise of Share Conversion of Profit Participation Rights (分润权之转股权)”) and the Investor intends to fully exercise the foregoing “Share Conversion Rights (转股权)” as of the Closing.

WHEREAS, the Company desires to sell and issue certain series Angel preferred shares of par value of US$0.00001 each (“Series Angel Preferred Shares”) to the Investor pursuant to the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the Parties hereto agree as follows:

SECTION 1

Sale of the Series Angel Preferred Shares

1.1 Purchase of Series Angel Preferred Shares.On and subject to the terms and conditions hereof, at the Closing (as defined below) the Company agrees to issue and sell to 58.Com and 58.Com agrees to subscribe for and purchase 913,333,333 Series Angel Preferred Shares of the Company (the “Purchased Shares”), and the per share purchase price for each Series Angel Preferred Share shall be the par value of such Series Angel Preferred Share (the “Purchase Price”).

SECTION 2

Closing

2.1 Closing. The closing of the sale of the Purchased Shares shall take place remotely via the exchange of documents and signatures on a date specified by the Parties, or at such other time and place as the Company and the Investor may mutually agree upon (the “Closing”).

2.2 Closing Delivery.The Company shall deliver to the Investor at the Closing (i) a copy of updated register of members of the Company reflecting the Investor as the holder of its Purchased Shares certified by the agent of the Company, (ii) a copy of updated register of directors of the Company certified by the agent of the Company, reflecting two (2) directors appointed by the Investor; and (iii) a copy of share certificate for the Purchased Shares, duly signed by a director of the Company, provided, however, that the original of share certificate shall be delivered to the Investor within five (5) business days after the Closing.

For the avoidance of doubt, all the Purchase Price shall be deemed as fully-paid at the Closing by the Exercise of Share Conversion of Profit Participation Rights (分润权之转股权) and the Purchased Shares allotted by the Company to the Investor are allotted and issued as fully paid.

SECTION 3

Representations and Warranties of the Company

The Company represents and warrants on the date hereof and as of the Closing to the Investor as follows:

3.1 Organization, Good Standing, Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all requisite legal and corporate power and authority to execute, deliver and perform this Agreement, and this Agreement and all ancillary documents constitutes valid, legally binding and enforceable obligations on the Company in accordance with its terms.

3.2 Ownership. The Company has the power, and authority to allot, issue, and deliver to the Investor, in accordance with this Agreement, the Purchased Shares, free and clear of all encumbrances.

3.3 Valid Issuance of Shares. The Purchased Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, non-assessable, and free from any lien. The Purchased Shares will be issued in compliance with all applicable securities laws and in no violation of the preemptive rights of any person or terms of any agreement, by which the Company at the time of issuance is bound. The conversion shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Second Amended and Restated Memorandum of Association (“Restated Articles”), will be validly issued, fully paid and nonassessable and free of any liens.

3.4 Non-Contravention. The execution and carrying out of the provisions of this Agreement and compliance with the provisions hereof by the Company will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company or any indenture, mortgage, deed of trust, constitution, agreement or other instrument to which the Company is a party or by which it is bound or affected.

SECTION 4

Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company at the date hereof and as of the Closing that the execution and carrying out of the provisions of this Agreement and compliance with the provisions hereof by the Investor will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Investor or any indenture, mortgage, deed of trust, agreement or other instrument to which the Investor is a party or by which it is bound or affected.

SECTION 5

Miscellaneous

5.1 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Save as expressly provided in this Agreement and subject to the Amended and Restated Shareholders Agreement (the “Shareholders Agreement”) dated on or around the date of Closing entered into by and among the Parties hereof and certain other entities, nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

5.2 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong Special Administrative Region of PRC (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the parties hereunder.

5.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.4 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument signed by the Company and the Investor.

5.5 Severabilitv. If one or more provisions of this Agreement are held to be unenforceable under any applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

5.6 Entire Agreement. This Agreement and other agreement concerning the transaction contemplated hereof constitute the entire agreement among the Parties with respect to the subject matter hereto. For the avoidance of doubt, upon the Closing the  “Share Conversion Rights (转股权)” under the Spin-off Framework Agreement shall be deemed as fully exercised and except for the Exercise of Share Conversion of Profit Participation Rights (分润权之转股权), other terms and provisions of the Spin-off Framework Agreement shall be continuously valid and binding upon the relevant parties.

5.7 Dispute Resolution. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties, within thirty (30) days after the commencing of the negotiation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) in effect, subject to the following: (i) the arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the ICC Rules; and (ii) the language of the arbitration shall be English. Notwithstanding anything in this Agreement or in the ICC Rules or otherwise, the arbitration tribunal shall not have the power to award injunctive relief or any other equitable remedy of any kind against the Parties unless such award both (x) is expressly appealable to and subject to de novo review by the courts of Hong Kong, and (y) would not, if upheld, have the effect of impairing, restricting, or imposing any conditions on the right or ability of the Parties or any of their respective Affiliates to conduct its respective business operations or to make or dispose of any other investments. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

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IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTOR:	58.com INC.

	By:	/s/ Jinbo Yao

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:	Golden Pacer

[company seal is affixed]

	By:	/s/ Jinbo Yao
	Title:	Director